Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and Its Affiliates of our reports dated February 13, 2025, with respect to the consolidated financial statements of HCA Healthcare, Inc. and the effectiveness of internal control over financial reporting of HCA Healthcare, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
June 23, 2025